Harman International
PRESS RELEASE

April 21, 2005
FOR IMMEDIATE RELEASE Contact: Frank Meredith Chief Financial Officer Harman International Industries, Incorporated 818-893-8411

HARMAN INTERNATIONAL
REPORTS RECORD THIRD QUARTER RESULTS

Washington, D.C. – Harman International Industries, Incorporated (NYSE:  HAR) today announced record third quarter sales and earnings.  Net sales for the quarter were $742.6 million compared to $690.4 million during the same period last year, an increase of 8 percent.  Net income for the three-month period was $63.5 million, a 45 percent increase over net income of $43.7 million during the prior year quarter.  Earnings per diluted share were $0.90 for the quarter versus $0.63 a year ago, a 43 percent increase.

For the nine months ended March 31, 2005, net sales of $2.223 billion were 12 percent higher than net sales of $1.979 billion during the same period last year.  Net income for the nine-month period was $162.6 million versus $104.9 million in the same period last year.  Earnings per diluted share were $2.30 compared to $1.51 a year ago, an increase of 52 percent.

Beginning with this quarter, Harman will report on three segments: Consumer, Automotive and Professional.  Previously, the Consumer and Automotive segments were reported as Consumer Systems.

Consumer net sales rose 28 percent to $100.3 million for the quarter.  Automotive net sales were $522.5 million, 7 percent higher than last year’s third quarter.  Professional net sales for the quarter were $119.8 million, a decrease of 4 percent compared to the third quarter last year.  The decrease in professional sales resulted from the decision to exit the telecom capsule business last year.  On a comparable basis, sales of professional products were 10 percent higher than a year ago.

For the nine-month period, Consumer net sales were $313.1 million, 16 percent higher than the same period last year.  Automotive net sales increased 14 percent to $1.554 billion.  Professional net sales of $355.4 million were slightly above the prior year.

April 21, 2005

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Dr. Sidney Harman, Executive Chairman, and Bernard Girod, Vice Chairman and Chief Executive Officer, commented:

“We are very pleased with the Company’s third quarter and nine-month results.  Each of our business segments continues to perform well.  As a result, we now expect to achieve earnings per share of $3.20 for fiscal 2005.  In fiscal 2006, we expect to earn $0.56 per share in the first quarter and $3.75 for the full year.”

At 5:00 p.m. EDT today, Harman International will host an analyst and investor conference call to discuss the results for the three and nine months ended March 31, 2005, and to offer management’s outlook for future periods.  To participate in the conference call, please call (800) 553-0351 or for international calls dial (612) 332-0932 prior to 5:00 p.m. EDT.  Please let the operator know that you would like to join the Harman International call.

A replay of the conference call will be available following the completion of the call at approximately 8:00 p.m. EDT.  The replay will be available through April 28, 2005.  To access the replay, please call (800) 475-6701 or for international calls (320) 365-3844.  The access code number is 776596.

Harman International Industries, Incorporated (www.harman.com) is a leading manufacturer of high-quality, high fidelity audio products and electronic systems for the automotive, consumer and professional markets.  The Company’s stock is traded on the New York Stock Exchange under the symbol:  HAR.

Note:  Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act.  You should not place undue reliance on these statements.  We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances.  These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to the effect of changes in consumer confidence, a rise in interest rates affecting consumer spending, automobile industry sales and production rates, the loss of one or more significant customers, including our automotive customers, model-year changeovers and customer acceptance in the automotive industry, our ability to satisfy contract performance criteria, availability of key components to the products we manufacture, competitive products, fluctuations in  currency exchange rates, the outcome of pending or future litigation and other claims, labor disputes at our facilities and  those of our customers or common carriers, general economic conditions and other risks detailed in filings made by Harman International with the Securities and Exchange Commission.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED STATEMENTS OF OPERATIONS (000s omitted except per share amounts)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2005	2004	2005	2004

Net sales	$742,564	690,432	2,222,857	1,979,337
Cost of sales	492,572	461,481	1,472,976	1,350,201

Gross profit	249,992	228,951	749,881	629,136

Selling, general and administrative expenses	161,235	160,969	499,687	461,982

Operating income	88,757	67,982	250,194	167,154

Other expense:
Interest expense, net	2,314	4,384	8,281	13,820
Miscellaneous, net	318	499	4,532	2,359

Income before income taxes	86,125	63,099	237,381	150,975

Income tax expense	22,609	19,434	74,768	46,061

Net income	$63,516	43,665	162,613	104,914

Basic earnings per share	$0.94	0.66	2.42	1.60
Diluted earnings per share	$0.90	0.63	2.30	1.51

Shares outstanding – Basic	67,743	65,951	67,095	65,687
Shares outstanding – Diluted	70,831	69,707	70,679	69,352

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (000s omitted)

	March 31,	March 31,
	2005	2004

ASSETS

Current assets
Cash and cash equivalents	$282,661	$236,963
Investments	6,651	90,650
Accounts receivable	430,085	410,915
Inventories	340,522	294,869
Other current assets	116,335	105,861

Total current assets	1,176,254	1,139,258

Property, plant and equipment	477,027	432,277
Goodwill	372,441	251,052
Other assets	117,439	122,160

Total assets	$2,143,161	$1,944,747

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Short-term borrowings	$2,997	$4,471
Current portion of long-term debt	699	654
Accounts payable and accrued liabilities	660,712	574,875

Total current liabilities	664,408	580,000

Long-term debt	329,527	473,299
Other non-current liabilities	76,690	76,698

Total shareholders’ equity	1,072,536	814,750

Total liabilities and shareholders’ equity	$2,143,161	$1,944,747